Exhibit 10.3
Jeffrey N. Boyer
Michaels Stores, Inc.
Fiscal Year 2006
Bonus Plan
Executive Vice President -
Chief Financial Officer

Fiscal Year 2006 Bonus Plan
Purpose
The Fiscal Year 2006 Bonus Plan has been developed to provide financial incentives to those members of management that can make an important contribution to Michaels success and to encourage those members to remain with the Company.
Eligibility
1.	To be eligible for a bonus under the Fiscal Year 2006 Bonus Plan, an associate must be in a bonus eligible position during Fiscal Year 2006. The Fiscal Year begins on January 29, 2006, and concludes on February 3, 2007.

2.	An associate must be employed with the Company, in good standing (see #8), and in a bonus eligible position at the time of bonus payout in order to be eligible to receive a bonus. If an associate is not employed in a bonus eligible position at the beginning of the fiscal year, but assumes a bonus eligible position during the fiscal year, he/she will be eligible to earn a prorated bonus based upon the number of full months that he/she was in the bonus eligible position. Individuals who assume a bonus eligible position on or before the 15th of the month will receive credit for that entire month. Individuals who assume such a position after the 15th will not receive credit for that month.

3.	Bonus payments will normally occur by April 15th, following the end of the fiscal year. Associates must be employed at the time of bonus payout in order to be eligible to receive a bonus.

4.	Anyone hired or placed in a bonus eligible position after November 15, 2006 will not be eligible to earn a bonus under the Fiscal Year 2006 Bonus Plan.

5.	Any associate who is on leave of absence longer than 90 days in Fiscal Year 2006 may be eligible to earn a prorated bonus for time worked during the fiscal year, in accordance with the normal proration guidelines outlined in this document.

6.	An associate must be in an active status for at least one month of Fiscal Year 2006, as defined in this document, to be eligible for any bonus consideration.

7.	If an associate is promoted or changes position during the fiscal year, the associate may be eligible for bonus earnings calculated using the number of full months (see #2) in each position, the respective base salaries, and the applicable target bonus amount(s).

8.	An associate must be in “good standing” at the time of bonus payout to be eligible for a Fiscal Year 2006 bonus. An associate does not meet this requirement if: 1) he/she receives an overall performance rating of “Unacceptable” for FY 2006; and/or 2) at the time of bonus payout (check date), he/she is on a Performance Improvement Plan (“PIP”) that was initiated during FY 2006. Associates who are on a Performance Improvement Plan that is initiated in FY 2007 will be eligible for a bonus payment for FY 2006.

How a Bonus Is Earned
The following factors must be satisfied in order for an eligible associate to earn a bonus under the Fiscal Year 2006 Bonus Plan.
1.	The associate must be eligible as set forth in the Eligibility section of the Fiscal Year 2006 Bonus Plan.

2.	In order to earn a bonus under the Fiscal Year 2006 Bonus Plan, an associate must be employed by the Company, in a bonus eligible position, at the time bonuses are paid. If an associate is not employed by the Company in a bonus eligible position at the time bonuses are paid, regardless of the reason for termination of employment, the associate does not earn a bonus under the Fiscal Year 2006 Bonus Plan.

3.	An associate does not earn a bonus payment for FY 2006 if: 1) he/she receives an overall performance rating of “Unacceptable” for FY 2006 and/or 2) at the time of bonus payout he/she is on a Performance Improvement Plan (“PIP”) that was initiated during FY 2006. Associates who are on a Performance Improvement Plan that was initiated in FY 2007 will be eligible for a bonus payment for FY 2006.
The Company anticipates that this bonus plan will be part of an ongoing bonus program, but the Company does not guarantee that the program will in fact continue for future periods or that the terms, amounts or measures of the program will not change.
When bonuses are earned, the Company typically makes bonus payments in April of the following fiscal year.
Bonus Payout Formula
Bonus payouts will be based upon your earned percentage multiplied by your base salary as of the first day of the fiscal year (January 29, 2006). Your earned percentage will be based upon actual performance as compared to Plan.

Bonus Plan Measures, Definitions & Financial Targets

Fiscal Year 2006 Bonus plan measures, definitions and financial targets are as follows:

Financial Target
Plan Measure	Measure Definition	Plans Using This Measure		$ or %
Michaels Stores Inc. Company Profit Before Taxes ($)	Gross sales less cost of sales, SG&A expenses & interest, plus investment income and after other income or expenses (excludes effect of one-time charges).	• • • • • •	Corporate Management Distribution Marketing Merchandising Inventory Management Store Ops Corporate	•	$___
Net Income % of Sales (Michaels Stores, U.S. & Canada)	Net Sales less all costs and expenses on the store income statement, excluding the effect of share based compensation expenses.	•	Store Ops Corporate Management	•	___%
Operating Income % of Sales (Michaels Stores, U.S. & Canada) Company / Zone	Net Sales less all costs and expenses on the store income statement, excluding the effect of bonus and share based compensation expenses.	• •	Store Ops Store Ops Support	•	n/a
Store Sales Plan (Michaels Stores, U.S. & Canada) Company / Zone	Net sales on store income statement.	•	All Store Ops	•	$___
Net Buyer Contribution ($)*	Scan margin plus entitlements & other allowances.	•	Merchandising	•	n/a
Merchandise Comp Store Sales Plan ($)	Sales increase in stores open at least 13 months	• • •	Merchandising Marketing Inventory Management	•	$___
Company Monthly Average Inventory ($) per store	Avg. inventory per store for the 13 months 1/06 through 1/07 divided by 13. (Includes stores, warehouse, in-transit only)	• •	Merchandising Inventory Management	•	$___
Supply Chain Expense Ratio	Ratio (%) of supply chain expenses ($) to volume ($)	•	Distribution Corporate	•	n/a
Specific DC Performance	Ratio (%) of DC expense ($) to volume ($)	•	Distribution Center Management	•	n/a

*	May include inter-company profit allocation where applicable.

2006 Bonus Plan — Executive Vice President — Chief Financial Officer

Michaels Stores Inc. Company Profit Before Taxes ($M)

Plan:
Bonus Payout
% of Plan	% of Salary
103+% ($___)	60.0%
101.5% ($___)	50.0%
Plan 100.0% ($___)	40.0%
99.0% ($___)	35.0%
98.0% ($___)	30.0%
97.0% ($___)	22.5%
96.0% ($___)	15.0%
95.0% ($___)	11.25%
94.0% ($___)	7.5%
Less than 94%	0%
Example
* Actual results are 101.5% of plan
* Total Bonus earned = 50%